Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”); dated as of March 1, 2015, confirms our understanding with respect to the engagement of CreenBlock Capital, located at 420 Royal Palm Way Palm Beach, Florida 33480 (“Consultant”) to serve as strategic consultant with respect to the matters set forth herein to Solutions by Chilcott LLC, a Kansas LLC located at 117 S. 4th Street Neodesha, Kansas 66757 (the “Company”).
1.     Services

Strategic Advisory and Consulting Services

Consultant will serve as a strategic advisor and capital markets consultant to the Company. Such services shall include, but are not limited to, the following (the “Services”):

▪	Advise management on strategic direction of the company's products, distribution, technology offerings, and vendors;
▪
Advise management on types of financing structures, aspects of being a public company, and similar capital market issues.   The Services shall specifically not include the sale, offer for sale, or purchase of securities of the Company,

▪	Seek, introduce and help negotiate agreements with strategic partners, distributors, technology providers, and similar parties;
▪	Advise on the structure and terms of any proposed strategic transactions such as acquisitions or "going public" transactions;
▪	Assist the Company in preparation of financial statements, financial audits, business plans, corporate presentation materials and similar documents to support the structure and growth of the Company;
▪	Assist in the preparation and due diligence requests and organization of diligence materials;
▪	Perform such other strategic advisory services related to the Company, its business, technology, and financial structure as Consultant and the Company agree to be appropriate.

2.       Compensation

For the services provided above, the Consultant shall receive an initial issuance 500,000 shares of common stock of the Company as of May 1, 2015.

Should the Consultant continue to be providing valuable Services to the Company the Consultant shall receive an additional issuance of 500,000 shares of common stock on January 15, 2016 and 250,000 stock options on January 15, 2016, exercisable for five (5) years from the issuance date, immediately vesting and exercisable at a price equal to the most recent common stock sales by the Company or determined by the CEO of Company at the time of issuance.

3.      Expenses

The Company shall reimburse Consultant for all its pre-approved out-of-pocket expenses incurred in pie. forming its services hereunder including travel.

4.     Term and Termination

The term of this Agreement shall initially be until August 31, 2016 (the “Term”).  After the initial Term, this Agreement will continue for successive periods of six (6) months until terminated by either party with 20 days written notice.

5.     Other Terms

(i)         Nondisclosure.   Both during and after the Term, Consultant shall not, and Consultant shall not permit any member, officer, employee, agent or other representative of Consultant or of any other entity which is controlled by Consultant (collectively, “Affiliate”) to disclose to any person other than Affiliates of Consultant, or use for the benefit of Consultant or any Affiliates of Consultant, any terms of this Agreement or any non-public information concerning the Company and its Clients which has been  learned or has come into the possession of Consultant or an Affiliate of Consultant as a result of Consultant's or such Affiliate's association with the Company or its Clients pursuant to this Agreement. In the event of any disclosure required by any applicable law, regulation or judicial or regulatory order or threat of such an order, Consultant shall provide Company written notice of any such disclosure request, and shall further notify Company as expeditiously as possible to enable Company to authorize such disclosure, , to limit such disclosure, or to take action necessary to prevent and/or enjoin such disclosure.

(ii)         Independent Contractor. Consultant understands and agrees that it will act under this Agreement as an independent contractor, on a best efforts basis and in an introductory capacity to potential strategic partners, groups and/or sub-contractors.

(iii)        Indemnity.  The Company agrees to indemnify Consultant and its affiliates and their respective directors,  officers, employees, agents, and controlling persons (each an "Indemnified Party") and Consultant agrees to the same for the Company from and against any and all losses, claims, damages and liabilities, joint and several (collectively, “Losses”), to which the Indemnified Party may become subject under any applicable federal or state law; provided that the Company will not be liable to the extent that any Loss is found in a final judgment in a court to have resulted primarily from Consultant or any Indemnified Party's bad faith, gross negligence, willful misconduct, violation of law, misrepresentation or fraud. In that case, the Company will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as such may be incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising thereof, whether or not such Indemnified Party is a party. The indemnification provided for in this Agreement shall be in addition to any rights that Consultant and/or the Company may have at common law or otherwise.

(iv)        Waiver. No provision of his Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Unless expressly provided, no party to this Agreement will be liable for the performance of any other party's obligations hereunder. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby.  No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement This Agreement is intended to supersede all prior agreements between the parties with respect to the subject matter hereof,

(v)         Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed in and to be performed in that state.

(vi)        Sole Agreement.  This Agreement is the entire agreement between the parties with respect to  its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

ACCEPTED AND AGREED TO

GreenBlock Capital LLC

By:	/s/ Chris Spencer		Date	3/1/15
	Name:	Chris Spencer
	Title:	Owner

Solutions by Chileott LLC AKA/ AgEagle

By:	/s/ Bret Chilcott		Date:	03/01/15
	Name:	Bret Chilcott
	Title	President/CEO